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NEWS RELEASE

T. ROWE PRICE GROUP ADDS BILL DONNELLY AS INDEPENDENT DIRECTOR

BALTIMORE, November 1, 2023 — T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), announced today that its Board of Directors has elected Bill Donnelly as an independent director of the company.

Donnelly was the executive vice president responsible for finance, investor relations, supply chain and information technology for Mettler-Toledo International Inc. when he retired in 2018 after more than 20 years. Donnelly previously served as chief financial officer of Elsag Bailey Process Automation, NV, and prior to that was an auditor with PricewaterhouseCoopers LLP.

Donnelly earned a Bachelor of Science degree in business administration from John Carroll University.

Donnelly currently serves as lead independent director for Ingersoll Rand, Inc. and is also a member of the board of directors of Quanterix Corporation.

QUOTE

Rob Sharps, chief executive officer and president of T. Rowe Price Group, Inc.
We are pleased to announce Bill Donnelly as our newest director. Bill is an accomplished business leader and senior executive with a successful track record of financial management and operational performance. His expertise and career experiences will be highly valuable to T. Rowe Price Group, our stockholders, customers, associates, and the communities we serve."

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ABOUT T. ROWE PRICE
Founded in 1937, T. Rowe Price (NASDAQ: TROW) helps people around the world achieve their long-term investment goals. As a large global asset management company known for investment excellence, retirement leadership, and independent proprietary research, the firm is built on a culture of integrity that puts client interests first. Investors rely on the award-winning firm for its retirement expertise and active management approach of equity, fixed income, alternatives, and multi-asset investment capabilities. T. Rowe Price manages USD$1.35 trillion in assets under management as of September 30, 2023, and serves millions of clients globally. News and other updates can be found on Facebook, Instagram, LinkedIn, Twitter, YouTube, and troweprice.com/newsroom.

T. ROWE PRICE CONTACTS:

Public Relations
Jamaal Mobley
410-345-3403
jamaal.mobley@troweprice.com

Investor Relations
Linsley Carruth
410-345-3717
linsley.carruth@troweprice.com